QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.7

FIRST AMENDMENT TO
ASSET PURCHASE AND SALE AGREEMENT

        THIS FIRST AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT (this "Amendment") is made as of June 20, 2002, by and between Cable Concepts, Inc., a Washington corporation, doing business as Direct Digital Communications ("Seller") and Priority/RTG1, LLC a Washington limited liability company ("Buyer").

        Seller and Buyer entered into that certain Asset Purchase and Sale Agreement, dated June 7, 2002 (the "Purchase Agreement"), pursuant to which Seller agreed to sell, and Buyer agreed to purchase, the Assets on the terms and conditions set forth therein. Any capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Purchase Agreement.

        Seller and Buyer desire to amend the Purchase Agreement as set forth herein and any and all modifications thereof, as amended hereby, shall have the same validity and effect as they had immediately prior to the execution and delivery of this Amendment.

        NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, Seller and Buyer agree as follows:

        1.    Amendment.    Section 2.2(a) of the Purchase Agreement is hereby deleted in its entirety and amended to read as follows:

          2.2    Purchase Price and Payment.

          (a)  The consideration to be paid for the Assets (the "Purchase Price") shall be Two Hundred Fifteen Thousand Dollars ($215,000). The Purchase Price, subject to adjustments as hereinafter provided, shall be payable as follows:

              (i)  Buyer shall pay to Seller Two Hundred Thousand Dollars ($200,000) at closing in immediately available funds to the account or accounts designated in writing by Seller to Buyer not less than three days prior to the Closing Date. The Purchase Price is determined by the valuation formula as described on Schedule 2.2a. The Purchase Price valuation formula is based on system and subscriber information represented by Seller as true and accurate. In the event that the system and subscriber information supplied by Seller has changed on or prior to the Closing Date, the then current system and subscriber information on the Closing Date will be used to increase or decrease the Purchase Price. In the event that Seller is unable to satisfy the delivery condition set forth in Section 7.1(c) with respect to any Property, Buyer shall reduce the amount of the Purchase Price due at closing based on the Property valuation described in Schedule 2.2a (the "Closing Holdback"), and place such amount in escrow in accordance with Section 2.2(a)(ii); provided, however, the Closing Holdback shall not be more than $100,000. At such time as Seller is able to satisfy the delivery condition set forth in Section 7.1(c) with respect to such Property, Buyer or Seller will authorize the Escrow Agent to promptly disburse from escrow the amount of the Closing Holdback with respect to such Property to Seller; provided, however, the Closing Holdback, and any portion thereof, shall be released only to the extent that the aggregate value of all of the Properties transferred to Buyer (as determined in accordance with Schedule 2.2a) pursuant to this Agreement exceeds $100,000.

            (ii)  In addition to any Closing Holdback, Buyer shall place in escrow acceptable to both parties Fifteen Thousand Dollars ($15,000) (the "Escrow Amount") at closing. The Escrow Amount, together will all interest thereon, will be distributed to Buyer or Seller ninety

    (90) days following the Closing Date (the "Adjustment Date") pursuant to the terms of the escrow agreement attached hereto in the form of Exhibit 2.2 (the "Escrow Agreement").

        2.    Reaffirmation of Representations and Warranties.    Buyer and Seller hereby acknowledge and reaffirms that all the representations and warranties of Buyer and Seller, as the case may be, as stated in the Purchase Agreement are true and correct as of the date hereof.

        3.    Governing Law and Counterparts.    This Amendment shall be governed by and be construed in accordance with the internal laws of the State of Washington. This Amendment may be executed in counterparts, each of which shall constitute an original, but all together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the date and year first written above.

Seller: Cable Concepts, Inc. dba Direct Digital Communications,
A Washington corporation

By:

Print Name:

Print Title:

Buyer: Priority/RTG1, LLC, LLC, A Washington limited liability company
By: Priority Systems, LLC Title: Authorized Manager
By:

Print Name:

Print Title:

2

QuickLinks

  Exhibit 2.7
FIRST AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT